|	NEWS
		www.facebook.com/ford	www.twitter.com/ford

Ford’s 2020 Vision: Improved Operating Margin, More Balanced Geographic Profitability, Strong Sales Growth

•
Ford continues aggressive implementation of its One Ford plan, remaining focused on product excellence and innovation for its customers; Ford expects that by 2020 its annual global sales will increase by 45 to 55 percent to approximately 9.4 million

•	Company plans to grow faster than the industry in both volume and revenue and generate positive automotive operating-related cash flow through 2020

•	Ford projects automotive operating margin of about 8 percent by 2020 with a long-term target of between 8 percent and 9 percent

•	Automotive pre-tax profits to be more balanced between North America and other regions by 2020; global footprint delivers benefits of scale at all levels

•	Lincoln transformation continues; by 2020, annual global sales expected to triple to approximately 300,000 as brand debuts in China and expands market coverage

•
Ford’s 2014 pre-tax profit now projected at about $6 billion, excluding special items, on higher warranty costs, including recalls, in North America — mainly for prior year models — and lower volume and weakening conditions in South America and Russia

•
Ford’s 2015 pre-tax profit to be in the $8.5 billion to $9.5 billion range, excluding special items; revenue and operating margin projected to be higher than 2014; aggressive product roll-out continues with 16 all-new or refreshed vehicles

•	Company is targeting total shareholder returns that position it in the top quartile of its peer group

DEARBORN, Mich., Sept. 29, 2014 — Ford Motor Company [NYSE:F] today outlined its 2020 vision, which includes plans to substantially increase its global vehicle sales and automotive operating margin, and achieve more balanced geographic profitability.
By 2020, Ford projects annual global sales to increase 45 to 55 percent to approximately 9.4 million. Its automotive operating margin is projected to improve to about 8 percent during the same period, with a long-term target of 8 percent to 9 percent.
“Our long-term plan underscores the commitment we have to our One Ford plan, while accelerating our pace of progress, delivering product excellence and driving innovation in all areas of our business,” said Mark Fields, Ford’s president and CEO. “We remain completely focused on offering customers the freshest lineup of world-class vehicles to meet their needs.”

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

Ford anticipates that, by 2020, all five automotive business units and Ford Credit will contribute to the company’s profitability. Today, the company’s profits are more than explained by North America and Ford Credit, with growing profits in Asia Pacific, while it continues transforming its Europe, South America and Middle East & Africa operations.
As it continues expanding in new regions, Ford is aggressively moving to match production to growing customer demand and achieve benefits of global scale. In addition, by 2020, the company projects its breakeven volume will be two-thirds of its wholesale volume.
By 2020, Ford Credit expects managed receivables to increase by about 50 percent.

2020 TARGETS
Target
	Global GDP Growth*	About 3%
	Global Industry Growth*	About 3%
Automotive:
	-- Revenue and Volume Growth*	>5%
	-- Operating Margin	About 8%
	-- Operating-Related Cash Flow	Positive
	-- Capital Spending	About $9 billion
	Breakeven	2/3 of Volume
	Investment Grade Profile	“A”
	Total Shareholder Return	Top Quartile Of Peer Group
*	Compound annual growth rate from 2014 through 2020

Meeting customer demand
Ford’s 2020 vision is driven by the company’s confidence in its global product plans. Those plans focus on delivering a full family of vehicles that meet and exceed customer expectations in Ford’s four brand pillars — quality, green, safe and smart — across the world.
Ford will continue to be a leader in bringing new features to market and will seize opportunities to differentiate itself from competitors. Those vehicles will target a diverse set of customers, from value buyers in developing regions to luxury customers in the U.S. and China and truck and utility customers globally.
Ford, with the 2015 F-150, is the first automaker to use high-strength, military-grade aluminum alloys in the body of a mass-market vehicle and plans to expand its aluminum use to include the next-generation Super Duty. The use of aluminum allows Ford to maintain its truck leadership, improve capability and durability across its entire lineup, and deliver better gas mileage.
Furthering the company's emphasis on innovation, Ford will continue to grow its presence in Silicon Valley by expanding its Palo Alto Research and Innovation Center with a new focus and expanded talent from different industries and backgrounds. Ford will remain a leader in technology and will continue to focus on the research and development of in-car connectivity and automated driving technologies, key components of Ford’s Blueprint for Mobility.
A shift in customer and regional trends means small vehicles will play a larger role in Ford’s product portfolio. Global models like the Fiesta, Focus and EcoSport, and regional nameplates such as the Figo, Ka and Escort, will comprise a greater percentage of Ford’s sales.
Fuel-efficient and versatile sport-utility vehicles and crossovers, like the Edge and Explorer, will also make up a larger portion of Ford’s overall sales total, especially as those models become available in new regions. All segments will grow volume compared to today’s levels.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

The company is on plan to have 99 percent of its global sales volume built on nine platforms by 2016 and is furthering its strategy by consolidating its long-term product plan to eight platforms.
The company will generate positive automotive operating-related cash flow throughout its planning period, and capital spending is expected to increase to about $9 billion annually, up from $6.6 billion in 2013.
The end result: Ford plans to refresh its global product portfolio one-and-a-half times through the end of the decade — an expected industry-leading refresh rate.
Lincoln sales seen tripling as brand expands to China
The reinvention of Lincoln as a world-class luxury brand continues in North America and China and will lead to long-term sales growth and an increase in operating margin.
This year in the U.S., Lincoln is attracting new customers with its MKZ and MKC. Both vehicles’ segment shares are growing, performing above the overall Lincoln brand market share level, and the vehicles are helping to lead the revitalization of the brand.
By 2020, Lincoln targets a tripling of vehicle sales to approximately 300,000 because of the brand’s debut in China and increased market coverage. Lincoln anticipates a long-term operating margin in line with leading luxury brands.
“Our Lincoln sales and profit margin targets are supported by our aggressive product investment strategy and growth plans in China,” said Kumar Galhotra, president of Lincoln. “Our opportunity is to attract luxury customers who are looking for new and personalized customer experiences.”
The majority of Lincoln’s growth will come from China, where the brand debuts this year with the MKZ sedan and new MKC luxury utility. The MKZ and MKC are the first of four new vehicles Lincoln plans to introduce globally by the end of 2016. The MKX midsize crossover will launch next year, and an all-new, full-size sedan will follow soon after.
Additionally, Lincoln plans to add two new entries to its lineup by 2020, offering customers a wider range of luxury offerings.
2014 Outlook
This year will continue to serve as a critical building block in the One Ford plan. The company is on plan to launch a record 23 vehicles in preparation for a more profitable 2015.
As a result of higher warranty costs, including recalls, in North America — mainly for prior year models — and lower industry volume and weakening conditions in South America and Russia, Ford now expects its 2014 pre-tax profits to be approximately $6 billion, excluding special items.
Ford expects its North American operating margin at the lower end of its 8 percent to 9 percent guidance range, and better results in Europe, Asia Pacific and Ford Credit, compared to 2013.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

2014 GUIDANCE

		2013	2014
		Results	Plan	Outlook
	Planning Assumptions (Mils.)
	Industry Volume * -- U.S.	15.9	16.0 - 17.0	16.3 - 16.8
	-- Europe 20	13.8	13.5 - 14.5	14.3 - 14.8
	-- China	22.2	22.5 - 24.5	23.3 - 24.3

	Key Metrics
	Automotive (Compared with 2013):
	- Revenue (Bils.)	$139.4	About Equal	On Track

	- Operating Margin **	5.4%	Lower	On Track

	- Operating-Related Cash Flow (Bils.) ***	$6.1	Substantially Lower	Lower

	Ford Credit (Compared with 2013):
	- Pre-Tax Profit (Bils.)	$1.8	About Equal	Higher

	Company:
	- Pre-Tax Profit (Bils.) ***	$8.6	$7 - $8	~$6

*	Based, in part, on estimated vehicle registrations; includes medium and heavy trucks
**	Automotive operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by Automotive revenue
***	Excludes special items; see "Income from Continuing Operations" and “Operating-Related Cash Flows Reconciliation to GAAP” tables on pages 8 and 9

2015 Outlook
In 2015, Ford expects to realize the benefits of its global product investment and growth strategies, and will continue its strong product push with 16 global vehicle launches.
The company expects its pre-tax profit, excluding special items, to be significantly higher — in the $8.5 billion to $9.5 billion range — with all five automotive regions improving on 2014 results.
Europe, which Ford previously said would return to profitability in 2015, is now expected to lose about $250 million because of continued volatility in Russia and higher pension expenses as a result of lower interest rates. The company continues to believe it has the right transformation plan for Europe, focused on products, brand and costs.
“In 2015, we’ll take the next step in our long-term plan that calls for all parts of the Ford business to contribute to overall profitability,” said Bob Shanks, Ford executive vice president and chief financial officer. “Although we face a variety of challenges as we approach 2015, we are well positioned for long-term growth in all areas of the business.”
Revenue and operating margin are projected to be higher than 2014, and wholesale volume is expected to grow in all regions. Ford Credit pre-tax profits are expected to be about equal to or higher than 2014.
Ford expects industry sales volumes to grow in 2015. The company projects U.S. industry sales between 16.8 million and 17.5 million. In Europe, sales are expected between 14.8 million and 15.3 million. In China, they are expected to increase to between 24 million and 26 million.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

2015 GUIDANCE
Outlook
Planning Assumptions (Mils.)
	Industry Volume * -- U.S.	16.8 - 17.5
	-- Europe 20	14.8 - 15.3
	-- China	24.0 - 26.0

Key Metrics
Automotive:
	- Revenue	Higher ***

	- Operating Margin **	Higher ***

	- Operating-Related Cash Flow **	Positive

Ford Credit:
	- Pre-Tax Profit	Equal To Or Higher ***

Company:
	- Pre-Tax Profit (Bils.) **	$8.5 - $9.5
*	Includes medium and heavy trucks
**	Excludes special items
***	Compared with 2014

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

Risk Factors

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by Ford management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geopolitical events, or other factors;

•	Decline in Ford’s market share or failure to achieve growth;

•	Lower-than-anticipated market acceptance of Ford’s new or existing products;

•	Market shift away from sales of larger, more profitable vehicles beyond Ford’s current planning assumption, particularly in the United States;

•	An increase in or continued volatility of fuel prices, or reduced availability of fuel;

•	Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors;

•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;

•	Adverse effects resulting from economic, geopolitical, or other events;

•
Economic distress of suppliers that may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase costs, affect liquidity, or cause production constraints or disruptions;

•
Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, production constraints or difficulties, or other factors);

•	Single-source supply of components or materials;

•	Labor or other constraints on Ford’s ability to maintain competitive cost structure;

•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;

•	Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns);

•	Restriction on use of tax attributes from tax law “ownership change;”

•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs;

•	Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and/or sales restrictions;

•	Unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise;

•
A change in requirements under long-term supply arrangements committing Ford to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller (“take-or-pay” contracts);

•	Adverse effects on results from a decrease in or cessation or clawback of government incentives related to investments;

•	Inherent limitations of internal controls impacting financial statements and safeguarding of assets;

•	Cybersecurity risks to operational systems, security systems, or infrastructure owned by Ford, Ford Credit, or a third-party vendor or supplier;

•	Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities;

•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

•	Higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles;

•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles; and

•	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

Ford cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Ford’s forward-looking statements speak only as of the date of their initial issuance, and Ford does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. For additional discussion, see “Item 1A. Risk Factors” in Ford’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated by Ford’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

For complete copies of Ford’s presentation materials, visit: www.shareholder.ford.com.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 186,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit www.corporate.ford.com.
# # #

Contact(s):	Media:	Equity Investment Community:	Fixed Income Investment Community:	Shareholder Inquiries:
	Whitney Eichinger	Erik Eliason	Steve Dahle	1.800.555.5259 or
	1.313.390.5565	1.313.594.0613	1.313.845.4490	1.313.845.8540
	weiching@ford.com	fordir@ford.com	fixedinc@ford.com	stockinf@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

TOTAL COMPANY
INCOME FROM CONTINUING OPERATIONS					Memo:
	Second Quarter		First Half		Full Year
	2013	2014	2013	2014	2013
	(Mils.)	(Mils.)	(Mils.)	(Mils.)	(Mils.)
Automotive
North America	$2,321	$2,440	$4,713	$3,940	$8,809
South America	151	(295)	(67)	(805)	(33)
Europe	(306)	14	(731)	(180)	(1,442)
Middle East & Africa	13	23	60	77	(69)
Asia Pacific	130	159	102	450	327
Other Automotive	(205)	(171)	(330)	(393)	(656)
Total Automotive (excl. special items)	$2,104	$2,170	$3,747	$3,089	$6,936
Special items -- Automotive	(736)	(481)	(759)	(603)	(1,568)
Total Automotive	$1,368	$1,689	$2,988	$2,486	$5,368

Financial Services
Ford Credit	$454	$434	$961	$933	$1,756
Other Financial Services	(3)	(5)	(7)	(42)	(84)
Total Financial Services	$451	$429	$954	$891	$1,672

Total Company
Pre-tax results	$1,819	$2,118	$3,942	$3,377	$7,040
(Provision for)/Benefit from income taxes	(585)	(803)	(1,096)	(1,073)	135
Net income	$1,234	$1,315	$2,846	$2,304	$7,175
Less: Income/(Loss) attributable to non-controlling interests	1	4	2	4	(7)
Net income attributable to Ford	$1,233	$1,311	$2,844	$2,300	$7,182

Memo: Excluding special items
Pre-tax results	$2,555	$2,599	$4,701	$3,980	$8,608
(Provision for)/Benefit from income taxes	(721)	(965)	(1,224)	(1,327)	(2,022)
Less: Income/(Loss) attributable to non-controlling interests	1	4	2	4	(7)
After-tax results	$1,833	$1,630	$3,475	$2,649	$6,593

TOTAL COMPANY
SPECIAL ITEMS					Memo:
	Second Quarter		First Half		Full Year
	2013	2014	2013	2014	2013
	(Mils.)	(Mils.)	(Mils.)	(Mils.)	(Mils.)
Personnel-Related Items
Separation-related actions*	$(442)	$(152)	$(450)	$(274)	$(856)

Other Items
Ford Sollers equity impairment	—	(329)	—	(329)	—
U.S. pension lump-sum program	(294)	—	(294)	—	(594)
FCTA - subsidiary liquidation	—	—	—	—	(103)
Ford Romania consolidation loss	—	—	(15)	—	(15)
Other	—	—	—	—	—
Total other items	(294)	(329)	(309)	(329)	(712)

Total special items	$(736)	$(481)	$(759)	$(603)	$(1,568)

*	Primarily related to separation costs for personnel at the Genk and U.K. facilities

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1

AUTOMOTIVE SECTOR
OPERATING-RELATED CASH FLOWS RECONCILIATION TO GAAP					Memo:
	Second Quarter		First Half		Full Year
	2013	2014	2013	2014	2013
	(Bils.)	(Bils.)	(Bils.)	(Bils.)	(Bils.)

Net cash provided by/(used in) operating activities (GAAP)	$3.7	$4.1	$4.4	$6.1	$7.7

Items included in operating-related cash flows
Capital spending	(1.6)	(1.9)	(3.1)	(3.4)	(6.6)
Proceeds from the exercise of stock options	0.2	—	0.2	0.1	0.3
Net cash flows from non-designated derivatives	—	0.1	(0.2)	0.1	(0.3)

Items not included in operating-related cash flows
Separation payments	—	0.1	0.1	0.1	0.3
Funded pension contributions	1.0	0.3	2.8	0.8	5.0
Tax refunds, tax payments and tax receipts from affiliates	—	—	(0.3)	(0.2)	(0.3)
Other	—	(0.1)	0.1	0.2	—
Operating-related cash flows	$3.3	$2.6	$4.0	$3.8	$6.1

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1